Exhibit 99.1

Supreme Court of Israel Lifts Stay

On Exploratory Drilling in Northern Israel

Genie Energy Will Move Forward on Exploration Effort

NEWARK, NJ – December 23, 2014: Genie Energy Ltd., (NYSE: GNE), a leading independent retail energy provider and a developer of oil and gas projects, said today that the Supreme Court of Israel has rejected a petition challenging the permits issued to Genie’s Afek subsidiary, and the Court has lifted its injunction on Afek’s exploratory program in Northern Israel. The Company said that it expects to spud the first exploratory well during the first quarter of 2015, barring additional regulatory or legal delays.

“We are pleased by the Court’s decision today. Israel’s Northern District Planning and Building Committee conducted a robust process and painstakingly followed the procedures prescribed by law. Their work was vindicated by today’s ruling,” said Geoff Rochwarger, Vice Chairman of Genie Energy.

During the hearing in Jerusalem today, the Court found that the permitted exploratory wells posed no discernable risks to public health or safety, and lifted the injunction effective immediately.

“Today’s ruling is a victory for the people of Israel,” said Howard Jonas, Chairman and CEO of Genie Energy. “The rule of law has again been upheld. We look forward to proceeding with our effort to evaluate and characterize the resource in accordance with the permits issued by the Northern District Planning and Building Committee.”

About Genie Energy Ltd.:

Genie Energy Ltd (NYSE: GNE) is comprised of IDT Energy and Genie Oil and Gas (GOGAS). IDT Energy is a leading independent retail energy provider supplying electricity and natural gas to residential and small business customers in the Northeastern United States. GOGAS is a resource and technology development company focused on producing clean and affordable transportation fuels from the world’s abundant oil and gas resources. GOGAS is currently developing projects in Israel, Mongolia and Colorado. For more information, visit www.genie.com.

Contact:

Genie Energy Investor Relations

Bill Ulrey

P: (973) 438-3848

E-mail: invest@genie.com